Exhibit 10.4

Dynatrace, Inc.
Non-Employee Director Compensation Policy
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Dynatrace, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.    Cash Retainers
(a)    Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of the Board of Directors. No additional compensation for attending individual Board meetings.
(b)    Annual Retainer for Board Chairperson: $50,000
(c)    Additional Annual Retainers for Committee Membership:
Audit Committee Chairperson: $20,000
Audit Committee member: $10,000
Compensation Committee Chairperson: $15,000
Compensation Committee member: $7,500
Cybersecurity Committee Chairperson: $10,000
Cybersecurity Committee member: $5,000
Nominating and Corporate Governance Committee Chairperson: $10,000
Nominating and Corporate Governance Committee member: $5,000

II.    Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)    Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units the product of (A) the closing market price on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the effective date of grant, or if no closing price is reported for such date, the closing price on the next immediately following date for which a closing price is reported; and (B) the aggregate number of shares pursuant to such award.

(b)    Revisions. The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(c)    Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(d)    Initial Grant. Upon initial election or appointment to the Board of Directors, each new Outside Director will receive an initial, one-time award of restricted stock units with a Value of $400,000 (the “Initial Grant”); provided that, if the Board deems it appropriate in light of the proximity of the Initial Grant to the anticipated date of the next Annual Meeting of Stockholders (the “Annual Meeting”), the Board of Directors may prorate such Initial Grant, and (i) 25% of the Initial Grant will become vested on the one year anniversary of such Initial Grant; and (ii) the balance of the Initial Grant will vest ratably in a series of 12 equal quarterly installments; provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
(e)    Annual Grant. On the date of the Annual Meeting, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting will receive a restricted stock unit award on the date of such Annual Meeting with a Value of $200,000 that vests in full on the earlier of the one-year anniversary of the grant date or the next Annual Meeting; provided that, if the Board deems it appropriate in light of the proximity of the Initial Grant to the anticipated date of the next Annual Meeting, the Board of Directors may prorate such Annual Grant; and provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.
III.    Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.
IV.    Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the 2019 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Effective Date: April 1, 2023
Adopted: April 20, 2023
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